Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
August 8, 2011

SJI Reports Second Quarter Results
Reaffirms 2011 Guidance of 9% to 15% Growth in Economic Earnings

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the second quarter 2011 of $6.2 million, or $0.21 per share, as compared with income of $8.5 million, or $0.29 per share, for the second quarter 2010. For the first six months of 2011, GAAP income from continuing operations was $58.1 million, or $1.94 per share, as compared with $40.1 million, or $1.34 per share, in the first six months of 2010.

Income from continuing operations on an Economic Earnings basis for the second quarter 2011 was $5.9 million, or $0.20 per share, as compared with $7.2 million, or $0.24 per share, for the same period last year. Income from continuing operations on an Economic Earnings basis for the first six months of 2011 was $54.8 million or $1.83 per share, a 6 percent increase as compared with $51.8 million or $1.73 per share in the first six months of 2010.

“Our performance in the first half of 2011, coupled with our expectation for a strong second half, positions us well to achieve our targeted Economic Earnings per Share growth of 9 percent to 15 percent in 2011,” stated SJI Chairman & CEO Edward J. Graham. “Given the impact of the 2010 base rate case and utility capital investment programs, combined with announced energy projects, a robust project queue and our passive Marcellus investments in our non-regulated businesses, our year-to-date results provide a strong foundation for continued growth in 2011 and beyond,” noted Graham.

SJI’s goal remains to grow long-term Economic Earnings and its dividend by an average of at least 6 percent to 7 percent annually beyond 2011. Since these goals were last updated in 2006, SJI has consistently outperformed the baseline of both ranges, often significantly. SJI’s Board typically addresses the level of the dividend at its November meeting.

A reconciliation of Economic Earnings to net income for the three and six month periods ended June 30, 2011 and 2010 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

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	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$6,245	$8,541	$58,076	$40,109
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(352)	(1,354)	(3,470)	12,383
Realized Losses/(Gains) on Inventory Injection Hedges	0	23	173	(672)
Economic Earnings	$5,893	$7,210	$54,779	$51,820

Earnings per Share from Continuing Operations	$0.21	$0.29	$1.94	$1.34
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.01)	(0.05)	(0.12)	0.41
Realized Losses(Gains) on Inventory Injection Hedges	0.00	0.00	0.01	(0.02)
Economic Earnings per Share	$0.20	$0.24	$1.83	$1.73

Utility Business Performance: South Jersey Gas’ net income for the second quarter of 2011 was $1.6 million as compared with $3.2 million last year. Net income for the first six months of 2011 was $33.9 million as compared with $29.0 million last year. There is no difference between SJG’s GAAP net income and Economic Earnings. Second quarter results were impacted by higher interest costs as a result of long-term debt issued in 2010 and the impact of the base rate case, which effectively shifted more earnings into the first and fourth quarters of the year from the second and third quarters.  While the 2010 base rate case is a significant net income benefit for 2011, we realize those earnings based upon the pattern of customer gas consumption, which correlates to heating demand and is strongest in the first and fourth quarters. Further, as part of the base rate case, earnings on capital investments made under the original Capital Investment Recovery Tracker approval are no longer realized on a straight line basis over the course of the year as they were in 2010. Now those earnings follow the customer gas consumption pattern.

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Regulatory Update – Work is progressing on the infrastructure projects approved at the end of March by the NJBPU as an extension of the CIRT. The program, which originally began in 2009 and was extended through October 2012, accelerated planned capital expenditures that enhance the delivery of safe and reliable service. This program creates jobs and allows SJG to earn a return of, and a return on, these infrastructure investments as we spend those dollars. SJG plans to spend an additional $44.2 million to complete CIRT projects between now and the end of October 2012. Through the end of the second quarter 2011, SJG spent over $4 million on CIRT I and $20 million on CIRT II projects and experienced a net income benefit of just under $0.8 million. We anticipate spending an incremental $33 million by the end of 2011 with a corresponding net income benefit of $1.8 million in the second half of 2011.

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Customer Growth - South Jersey Gas increased its customer base during the 12-month period ended June 30, 2011, by 3,594 to a total of 348,346 customers. We achieved this 1.0 percent increase in total customers primarily through increased conversions to natural gas from other fuel sources. We added over 1,500 conversion customers during the first six months of 2011 and we anticipate adding over 2,300 customers via conversion in the second half 2011 as we complete main extension projects. We also expect that the resumption of casino development in Atlantic City and the related hiring demand will be a catalyst for increased new housing development over the next several years.

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Commercial Paper Program Established – In July SJG established a commercial paper program to provide a lower cost source of funding for working capital needs. Based upon interest rates currently available in the commercial paper market, SJG’s working capital borrowing costs are expected to decline by almost 1 percent from those available under its revolving credit facility. The program is rated “A-2” by Moody’s and “P-2” by Standard & Poor’s.

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $4.6 million for the second quarter 2011 compared with $5.4 million in 2010. For the first six months of 2011, income from continuing operations on a GAAP basis was $24.2 million, compared with $11.1 million for the same period in 2010. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations contributed $4.3 million for the second quarter 2011, as compared with $4.0 million during the second quarter of 2010. For the first half of 2011, non-utility operations delivered Economic Earnings of $20.9 million versus $22.8 million during the same period last year.

We group our non-utility activities in two business units: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Performance in these business segments was as follows:

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Retail Energy– Retail Energy reported income from continuing operations on a GAAP basis of $3.4 million for the second quarter of 2011 as compared with $10.9 million for the same period in 2010. This downstream business added $2.9 million in Economic Earnings to SJI’s bottom line in the second quarter of 2011, compared with $4.2 million in the prior-year period. Second quarter 2011 results included the recognition of $0.6 million of investment tax credits associated with a number of renewable energy projects as compared with $3.2 million of ITC recognized in the second quarter of 2010. For the first six months of 2011, income from continuing operations on a GAAP basis was $16.9 million as compared with $4.5 million in 2010. Economic Earnings were $14.1 million for the first half of 2011 compared with $6.6 million in 2010. On a year-to-date basis, we have recognized a total of $8.2 million in ITC as compared with $3.2 million in the first half of 2010. Based upon our current project queue, we anticipate recognizing a total of $13.7 million of ITC for the full year 2011 as compared with a total of $9.5 million in 2010. We recognize ITC for projects under construction when we are confident that the project will be completed during the current calendar year.

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Through the end of 2010 we placed 15 projects into service with the capacity to generate an aggregate of 45 megawatts of electricity. The projects involved solar arrays, landfill gas-to-electricity, gas-fired cogeneration and three thermal energy facilities. During the second quarter, one additional project was placed in service, adding 3 megawatts of generation capacity for a total of 48 megawatts. By the end of 2011, we anticipate that five projects currently under construction will be in service and will produce an additional 16 megawatts of generation capacity, bringing the total generation capacity from our wholly owned and joint venture projects to approximately 64 megawatts.

Included in that total is the Sussex County Landfill Energy project that commenced commercial operations during the second quarter. This $10 million joint venture project through Energenic, LLC, provides 3.2 megawatts of green electricity through the conversion of gas collected at the landfill.

Demand for renewable and natural gas-fired energy projects remains strong. Given our demonstrated expertise in the design, construction and operation of complex energy projects, we are engaged in a number of active discussions on additional projects totaling over 125 megawatts on both the local and national levels.

Also contributing to second quarter 2011 performance was the contract we executed with Home Service USA during the first quarter. Under that agreement, Home Service purchased the exclusive right to renew the service contracts as they come due for our appliance service business, South Jersey Energy Service Plus. Year-to-date results have been positively impacted as net income for the first half of 2011 was $2.4 million as compared with break-even performance in 2010. Commissions and performance fees associated with servicing those plan contracts are expected to continue providing an income stream for this business in the future.

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Wholesale Energy –For the second quarter, wholesale energy reported income from continuing operations on a GAAP basis of $1.2 million compared with a loss of $5.5 million in the same period last year. Economic Earnings for the second quarter 2011 reflected income of $1.3 million for this upstream business, as compared with a loss of $0.2 million in the second quarter of 2010. For the first six months of 2011, income from continuing operations on a GAAP basis was $7.3 million compared with $6.6 million for the same period in 2010. The wholesale energy business produced economic earnings of $6.7 million in the first half of 2011, as compared with $16.2 million in during the first half of 2010. Wholesale gas marketing continues to be impacted by the same thin storage spreads experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. We expect these industry trends to continue to negatively impact earnings coming from long-term storage for the remainder of the year. However, we do expect to see increasing earnings contributions from our origination and market development activities associated with the Marcellus Shale that will replace long-term storage and transportation earnings over time.

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We continue to expand our marketing activities in the Marcellus. In June we actively marketed 862,000 dekatherms per day in total, with Marcellus gas accounting for 499,000 dekatherms per day. As one of the largest third party marketers in the Marcellus, we have a significant opportunity to use competitively priced gas for our own asset management business and for downstream opportunities where we anticipate we could earn attractive margins on the services we provide. As of today, SJI has a total of 11 long-term contracts to market for producers up to 700,000 dekatherms per day of Marcellus natural gas. As of June 30, we were marketing approximately 283,000 dekatherms per day under these long-term contracts with additional volume scheduled to come on-line through the remainder 2011.

We recently announced that SM Energy, the operator of our acreage in the Marcellus Shale Potato Creek field, reached an agreement to sell all of their working interest positions in the Marcellus Shale, including Potato Creek. With that sale process, which we expect to close in the fourth quarter of 2011, we are selling our working interest as part of the SM Energy package to Endeavour International Corporation for total pretax cash proceeds of $9 million. We will continue to hold our royalty rights in the minerals and will earn royalties on all gas production under a new lease agreement. We intend to redeploy the capital in other royalty interest investments in the Marcellus that do not require any working interest or significant ongoing capital expenditures. In anticipation of the sale of our Potato Creek working interest, we established a program to acquire Marcellus royalty interests. Through June 30, 2011 we have acquired net royalty interests in approximately 2,000 acres throughout the Marcellus. We expect that, over the long term, this passive royalty interest strategy will be more profitable than if we had maintained our Potato Creek working interest.

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 48 percent at June 30, 2011 as compared with 50 percent at the end of the June 2010. Our goal remains for this ratio to average at least 50 percent annually. In June, Standard and Poor’s assigned a corporate credit rating of “BBB+” with a stable outlook to SJI, which we expect will further enhance our ability to access the capital markets.

Webcast and Conference Call Details
South Jersey Industries’ Chairman and CEO, Edward J. Graham, will host an open conference call and webcast on Monday, August 8, 2011 at 10:00 a.m. EDT to discuss the company’s second quarter 2011 results and future prospects. To participate in the conference call, dial 1-888-713-4209 approximately 15 minutes ahead of the scheduled time and enter the participant pass code 47503201. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 63732271. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

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Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services and owns oil, gas and mineral rights in the Marcellus shale region of Pennsylvania. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

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We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$6,245	$8,541	$58,076	$40,109
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(352)	(1,354)	(3,470)	12,383
Realized Losses/(Gains) on Inventory Injection Hedges	0	23	173	(672)
Economic Earnings	$5,893	$7,210	$54,779	$51,820

Earnings per Share from Continuing Operations	$0.21	$0.29	$1.94	$1.34
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.01)	(0.05)	(0.12)	0.41
Realized Losses(Gains) on Inventory Injection Hedges	0.00	0.00	0.01	(0.02)
Economic Earnings per Share	$0.20	$0.24	$1.83	$1.73

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	Three Months Ended June 30			Six Months Ended June 30
	2011	2010		2011	2010
	(In thousands except per share data)			(In thousands except per share data)

Non-Utility Income From Continuing Operations	$4,626		$5,365	$24,160	$11,063
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(352)		(1,354)	(3,470)	12,383
Realized Losses/(Gains) on Inventory Injection Hedges	0		23	173	(672)
Non-Utility Economic Earnings	$4,274		$4,034	$20,863	$22,774

Wholesale Energy (Loss)/ Income From Continuing Operations	$1,242	$	(5,490)	$7,270	$6,601
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	103		5,311	(727)	10,251
Realized Losses/(Gains) on Inventory Injection Hedges	0		23	173	(672)
Wholesale Energy Economic Earnings	$1,345		$(156)	$6,716	$16,180

Retail Energy Income/(Loss) From Continuing Operations	$3,384		$10,855	$16,890	$4,462
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(455)		(6,665)	(2,743)	2,132
Retail Energy Economic Earnings	$2,929		$4,190	$14,147	$6,594

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	June 30,
	2011	2010
Operating Revenues:
Utility	$64,970	$61,185
Nonutility	95,507	90,463

Total Operating Revenues	160,477	151,648

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	28,042	23,781
- Nonutility	81,316	76,666
Operations	24,491	22,556
Maintenance	3,215	2,786
Depreciation	8,853	8,492
Energy and Other Taxes	2,121	1,949

Total Operating Expenses	148,038	136,230

Operating Income	12,439	15,418

Other Income and Expense	3,805	479
Interest Charges	(6,234)	(5,664)

Income Before Income Taxes	10,010	10,233

Income Taxes	(3,004)	(265)
Equity in Loss of Affiliated Companies	(761)	(1,427)

Income from Continuing Operations	6,245	8,541

Loss from Discontinued Operations - (Net of tax benefit)	(166)	(101)

Net Income	6,079	8,440

Basic Earnings per Common Share:

Continuing Operations	$0.21	$0.29
Discontinued Operations	$(0.01)	$(0.01)

Basic Earnings per Common Share	$0.20	$0.28

Average Shares of Common Stock Outstanding - Basic	29,953	29,873

Diluted Earnings per Common Share:

Continuing Operations	$0.21	$0.29
Discontinued Operations	$(0.01)	$(0.01)

Diluted Earnings per Common Share	$0.20	$0.28

Average Shares of Common Stock Outstanding - Diluted	30,037	29,975

	Six Months Ended
	June 30,
	2011	2010
Operating Revenues:
Utility	$239,359	$257,242
Nonutility	253,040	223,689

Total Operating Revenues	492,399	480,931

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	110,682	139,997
- Nonutility	214,896	191,694
Operations	50,185	46,036
Maintenance	6,224	5,602
Depreciation	17,505	16,734
Energy and Other Taxes	7,421	6,821

Total Operating Expenses	406,913	406,884

Operating Income	85,486	74,047

Other Income and Expense	10,377	1,503
Interest Charges	(12,215)	(10,630)

Income Before Income Taxes	83,648	64,920

Income Taxes	(25,514)	(22,236)
Equity in Loss of Affiliated Companies	(58)	(2,575)

Income from Continuing Operations	58,076	40,109

Loss from Discontinued Operations - (Net of tax benefit)	(549)	(130)

Net Income	57,527	39,979

Basic Earnings per Common Share:

Continuing Operations	$1.94	$1.34
Discontinued Operations	$(0.02)	$0.00

Basic Earnings per Common Share	$1.92	$1.34

Average Shares of Common Stock Outstanding - Basic	29,926	29,850

Diluted Earnings per Common Share:

Continuing Operations	$1.94	$1.34
Discontinued Operations	$(0.02)	$0.00

Diluted Earnings per Common Share	$1.92	$1.34

Average Shares of Common Stock Outstanding - Diluted	30,014	29,944